EXHIBIT 99.1

[LOGO]

ASTROPOWER ENGAGES SSG CAPITAL ADVISORS TO ACT AS ITS

INVESTMENT BANKERS

NEWARK, DE—September 17, 2003—AstroPower, Inc. (OTC: APWR.PK) announced today that it has engaged SSG Capital Advisors, L.P., a nationally recognized specialty investment banking firm focusing on special situation mergers and acquisitions, capital raising, financial recapitalizations, and restructurings, as its investment bankers. SSG Capital Advisors has a proven record of assisting middle market businesses facing challenging situations.

On July 25, 2003, AstroPower engaged Bridge Associates LLC, a nationally recognized restructuring, turnaround management and expanded capabilities firm, to take charge of the day-to-day operations of the company and to stabilize its financial position. Bridge Associates’ Carl H. Young III is serving as AstroPower’s interim Chief Executive Officer and Eric I. Glassman, CPA, is serving as the company’s interim Chief Financial Officer.

After evaluating the totality of AstroPower’s overhead expenses, the new interim management focused on reducing those expenses throughout the company’s operations and, on August 6, 2003, reduced the workforce by approximately 10% through a layoff of approximately 55 employees. The company is continuing to take steps to “rightsize” the organization so as to better align it with its current operations. The company continues to operate and has orders for more product than it can produce due to cash constraints. The company continues to have negative cash flow due largely to lower sales than normal resulting from its inability to purchase sufficient raw materials as well as expenses related to the company’s current financial difficulties.

The company has not yet filed its Annual Report on Form 10-K for 2002 or its Quarterly Reports on Form 10-Q for the first and second quarters of 2003 due to the lack of audited financial statements for Fiscal Year Ending 2002. The company is unable to predict when the audit will be completed.

After evaluating the company’s cash needs, interim management and AstroPower’s Board of Directors have decided to retain SSG Capital Advisors to help manage the process of raising cash by, but not limited to, an infusion of new equity, a strategic alliance or alliances, or a sale of part or all of the company’s business.

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About AstroPower

Headquartered in Newark, Delaware, AstroPower manufactures solar electric power products and is a leading provider of solar electric power systems for the mainstream residential market. AstroPower develops, manufactures, markets and sells a range of solar electric power generation products, including solar cells, modules and panels, as well as its SunChoice ™ pre-packaged systems for the global marketplace. Solar electric power systems provide a clean, renewable source of electricity in both off-grid and on-grid applications. For more information, please visit www.astropower.com.

This press release contains forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties, as described in the Company’s registration statements and periodic reports filed with the Securities and Exchange Commission. As a result, there can be no assurance that the Company’s future results will not be materially different from those projected. The projections contained herein speak only of the Company’s expectations as of the date of this press release. The Company hereby expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which such statement is based.

Contact Information:

Colleen Gourley

Public Relations Specialist

AstroPower, Inc.

(302) 366-0400 Ext. 2025